Exhibit 2.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General

This section summarizes the material terms of the share capital of Pagaya Technologies Ltd. (“Pagaya,” the “Company,” “we,” “us” and “our”) and is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to Pagaya’s Amended and Restated Articles of Association (the “Pagaya Articles”) and warrant-related documents, each of which is incorporated by reference as an exhibit to our Annual Report on Form 20-F for the year ended December 31, 2023, and certain provisions of Israeli law. We urge you to read each of the Pagaya Articles and warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Share Capital

The authorized share capital of Pagaya consists of 666,666,666 Class A ordinary shares, no par value (the “Class A Ordinary Shares”), 166,666,666 Class B ordinary shares, no par value (the “Class B Ordinary Shares” and, together with the Class A Ordinary Shares, the “Pagaya Ordinary Shares”), and 6,666,666 Class A Preferred Shares (together with the Ordinary Shares, the "Pagaya Shares"). As of December 31, 2023, the Company had 5,000,000 Class A Preferred Shares outstanding, 49,390,936 Class A Ordinary Shares outstanding and 12,652,310 Class B Ordinary Shares outstanding.

All of the outstanding Pagaya Shares are validly issued, fully paid and non-assessable. The Pagaya Shares are not redeemable and do not have any preemptive rights.

Other than with respect to Class B Ordinary Shares, the board of directors of Pagaya (the “Pagaya Board”) may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Pagaya may also issue and redeem redeemable securities on such terms and in such manner as the Pagaya Board shall determine.

The following descriptions of share capital and provisions of the Pagaya Articles are summaries and are qualified by reference to the Pagaya Articles. The Pagaya Articles are filed as an exhibit to the Annual Report on Form 20-F to which this exhibit is attached.

Registration Number and Purposes of Pagaya

Pagaya is registered with the Israeli Registrar of Companies. Pagaya’s registration number is 51-542127-9. Pagaya’s affairs are governed by the Pagaya Articles, applicable Israeli law and specifically the Israeli Companies Law, 5759-1999, as amended (the “Companies Law”). Pagaya’s purpose as set forth in the Pagaya Articles is to engage in any lawful act or activity.

Pagaya Ordinary Shares

Class A Ordinary Shares

Voting Rights

Holders of Class A Ordinary Shares will be entitled to cast one vote per each Class A Ordinary Share held as of the applicable record date. Generally, holders of both classes of Pagaya Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by Pagaya shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Pagaya Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Class B Ordinary Shares, or a supermajority of the overall voting power once no Class B Ordinary Shares remain outstanding.

Transfer of Shares

Fully paid Class A Ordinary Shares are issued in registered form and may be freely transferred under the Pagaya Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of Class A Ordinary Shares by non-residents of Israel is not restricted in any way by the

Pagaya Articles or the laws of the State of Israel, except for ownership by nationals of some countries that at the time are, or have been, in a state of war with Israel.

Dividend Rights

Pagaya may declare a dividend to be paid to the holders of Class A Ordinary Shares and Class B Ordinary Shares in proportion to their respective shareholdings, provided that if a distribution is paid in the form of shares or rights to acquire shares, such shares or rights paid to a shareholder shall correspond to the class of shares held by such shareholder. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Pagaya Articles will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by its board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the date of the balance sheet contained in the financial statements relate is not more than six months prior to the date of the distribution. Accordingly, the “previous two years” for purposes of determining the maximum distribution are the 24 months ending at the end of the period to which the qualifying financial statements relate. If Pagaya does not meet such criteria, then it may distribute dividends only with court approval. In each case, Pagaya is permitted to distribute a dividend only if the Pagaya Board and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent Pagaya from satisfying its existing and foreseeable obligations as they become due.

Liquidation Rights

Upon a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed to the holders of Class A Ordinary Shares and Class B Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.

Repurchase

Class A Ordinary Shares may be repurchased subject to compliance with the Companies Law, in such manner and under such terms as the Pagaya Board may determine from time to time, or, where a repurchase agreement exists between Pagaya and a certain shareholder, according to the terms of such agreement. In general, share repurchases must satisfy the same requirements as noted above for dividends (in terms of the maximum distribution amount, with dividends and share repurchases aggregated for this purpose; the ability to seek court approval; and the requirement that the repurchase will not prevent Pagaya from satisfying its existing and foreseeable obligations as they become due).

Class B Ordinary Shares

Issuance of Class B Ordinary Shares

Class B Ordinary Shares may be issued only to, and registered in the names of, one of the three founders of Pagaya (including any trusts the beneficiary of which is a founder of Pagaya and to the extent that a founder of Pagaya has the right to vote the shares held by such trust) (each, a “Founder”), or any person or entity that, through contract, proxy or operation of law, has irrevocably been delegated the sole and exclusive right to vote the Class B Ordinary Shares held by any person or entity that, through contract, proxy or operation of law, has irrevocably delegated the sole and exclusive right to vote the Class B Ordinary Shares held by such person or entity to a Founder (the “Permitted Class B Owners”).

Voting Rights and Protective Provisions

Holders of Class B Ordinary Shares will be entitled to cast 10 votes per each Class B Ordinary Share held as of the applicable record date. Generally, holders of both classes of Pagaya Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by Pagaya shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Pagaya Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Class B Ordinary Shares or a supermajority of the overall voting power once no Class B Ordinary Shares remain outstanding.

Specific actions set forth in the Pagaya Articles may not be effected by Pagaya without the prior affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. Such actions include the following:

•	directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amending or repealing, or adopting any provision of the Pagaya Articles inconsistent with, or otherwise altering, any provision of the Pagaya Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares;
•	reclassifying any outstanding Class A Ordinary Shares into shares having the right to more than one vote for each share thereof, except as required by law;
•	issuing any Class B Ordinary Shares (other than Class B Ordinary Shares originally issued by Pagaya after June 22, 2022 pursuant to the exercise or conversion of options or private placement warrants that, in each case, were outstanding as of June 22, 2022);
•	authorizing, or issuing any shares of any class or series of Pagaya’s share capital having the right to more than one vote for each share thereof; and
•	modifying the rights attached to the Class B Ordinary Shares.

Dividend Rights

Holders of Class B Ordinary Shares will participate pro rata with the holders of Class A Ordinary Shares, in proportion to their respective shareholdings, in any dividend declared by the board of directors. See “—Class A Ordinary Shares—Dividend Rights” above.

Liquidation Rights

Upon a liquidation, merger, share exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed to the holders of Class B Ordinary Shares and Class A Ordinary Shares, in proportion to their respective shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future. See “—Class A Ordinary Shares—Liquidation Rights” above.

Transfers

Holders of Class B Ordinary Shares are restricted from transferring such shares other than to a Permitted Class B Owner.

Conversion

Each Class B Ordinary Share shall be convertible into one Class A Ordinary Share at the option of the holder, at any time.

In addition, each Class B Ordinary Share will automatically be converted into a Class A Ordinary Share upon the earlier to occur of (1) such time as the Founders and the Permitted Class B Owners first collectively hold less than 10% of the total issued and outstanding ordinary share capital of Pagaya, and (2) the fifteenth (15th) anniversary of the consummation of the transactions contemplated by the Merger Agreement (as defined herein).

Moreover, the Class B Ordinary Shares held by a Founder and by any Permitted Class B Owners affiliated with such Founder will automatically be converted into Class A Ordinary Shares upon the earliest to occur of:

1.
(1)(a) such Founder’s employment or engagement as an officer of Pagaya being terminated not for Cause (as defined in the Pagaya Articles), (b) such Founder’s resigning as an officer of Pagaya, (c) death or Permanent Disability (as defined in the Pagaya Articles) of such Founder; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Class B Ordinary Shares to one or more of the other Founders or Permitted Class B Owners affiliated with one or more of the other Founders in the event of death or Permanent Disability (as defined in the Pagaya Articles), then such Class B Ordinary Shares that are transferred to another Founder or Permitted Class B Owner affiliated with one or more of the other Founders shall remain Class B Ordinary Shares and shall not convert into an equal number of Class A Ordinary Shares or (d) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Class B Ordinary Shares; and (2) such Founder no longer serving as a member of the Pagaya Board;

2.	90 days following the date on which such Founder first receives notice that his employment as an officer of Pagaya is terminated for Cause (as defined in the Pagaya Articles), subject to extensions or cancellation under specified circumstances; or
3.	a transfer of such Class B Ordinary Shares to any person or entity other than a Permitted Class B Owner.
Repurchase

The Class B Ordinary Shares will not be subject to repurchase.

Preferred Shares

Voting Rights

Each holder of Preferred Shares shall have one (1) vote for each Ordinary Share into which the Preferred Shares held by such holder could be converted, as of the applicable record date set for the vote on any matter. The Preferred Shares shall vote together with the Ordinary Shares, as a single class and not as a separate class in all shareholders meetings, except as required by law or by the Articles.

Registration and Transfer of Shares

The Preferred Shares have not been registered under the Securities Act and Pagaya is not required to register the Preferred Shares. Therefore, unless the Preferred Shares are registered pursuant to an effective registration statement under the Securities Act, the Preferred Shares may not be offered, resold, transferred, pledged or otherwise disposed of except (i) to Pagaya or a subsidiary thereof, (ii) to non-U.S. Persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Preferred Shares and the Class A Ordinary Shares issued and the Underlying Shares (if any issued upon conversion of the Preferred Shares) shall contain a restrictive legend to this effect.

Dividend Rights

Preferred Shares and Ordinary Shares shall be treated equally and ratably, on a per share basis with respect to any dividend or distribution paid or distributed by the Company, unless different treatment of the shares of each such class is approved in separate Class Meetings of each of such classes, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment, provided, however, that in the event a distribution is paid in the form of shares or rights to acquire shares, the holders of Preferred Shares shall receive Preferred Shares (or rights to acquire such shares, as the case may be).

Liquidation

In the event of a Liquidation Event, the assets or proceeds available for distribution to the Shareholders or the dividends so distributed, as the case may be, shall be distributed as the case may be (the “Distributable Assets”) in the following order and preference:

1.First, the holders of Preferred Shares then outstanding shall be entitled to receive, from the Distributable Assets, prior and in preference to any distribution in respect of the Ordinary Shares, an amount for each Preferred Share held by them (the “Preference Amount”) equal to the greatest of (i) the sum of the Original Issue Price of such share plus an amount equal to 3.0% of the Original Issue Price for each full semi-annual period for which such Preferred Share has been outstanding (without compounding), (ii) the amount such holder would actually receive for each Preferred Share if such Preferred Share had been converted into Ordinary Shares immediately prior to such Liquidation Event, or (iii) two times the Original Issue Price. For the purpose of clause (ii) above, the computation will assume that (a) all Preferred Shares whose conversion or assumed conversion into Ordinary Shares would result in a greater distribution amount, shall be considered as if they have been so converted (without being required to actually convert), and (b) all other Preferred Shares (i.e. whose conversion or assumed conversion would not have yielded such greater amount) shall be considered as if they received the distribution amount that assumes no such conversion. In the event that the Distributable Assets are insufficient to pay in full the Preference Amount in respect of each Preferred Share then outstanding, then all of such Distributable Assets shall be distributed on a pari passu basis among the holders of the Preferred Shares in proportion to the respective full Preference Amount otherwise payable to such holders at that time.

2.Second, after payment in full of the Preference Amount in respect of all Preferred Shares then outstanding, the remaining Distributable Assets, if any, shall be distributed among the holders of Ordinary Shares only (i.e. excluding any Ordinary Shares deemed issued upon the conversion of any Preferred Shares that participated in the distribution then outstanding, pro rata, based on the number of Ordinary Shares (on an as-converted basis) held by each such holder. Class A Shares and Class B Shares shall be treated equally, identically and ratably on a per share basis with respect to any consideration into which such Shares are converted or any consideration paid or otherwise distributed to shareholders of the Company in connection with a Liquidation Event, unless different treatment of the shares of each such class is approved in separate Class Meetings of each of such classes, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment
Conversion

Each one Preferred Share shall be convertible into one Class A Share at the option of the holder thereof, at any time, upon written notice to the Company and the Company’s transfer agent.

At any time on or after the sixth (6th) anniversary of the issuance of the Preferred Shares, if the Preferred Shares have not already been converted, if and only if so elected by the Company, all Preferred Shares that remain outstanding shall automatically convert, with each Preferred Share then outstanding converting into the following number of Class A Shares, based on the volume weighted average trading price of the Class A Shares for the thirty (30) trading days immediately preceding the date of a written notice to the holders of the Preferred Shares of the Company’s election to so automatically convert all then outstanding Preferred Shares (“30-Day VWAP Average”): (a) if the 30-Day VWAP Average is equal to or greater than two (2) times the Original Issue Price (subject to adjustment only as provided in Article 9), one (1) Class A Share, or (b) if the 30-Day VWAP Average is less than two (2) times the Original Issue Price but greater than 25% of the Original Issue Price (in each case subject to adjustment only as provided in Article 9), a number of Class A Shares equal to (a) two (2) times the Original Issue Price (subject to adjustment only as provided in Article 9) divided by (b) the 30-Day VWAP Average (in each case, without consideration and without need for further action by the Company or the relevant holder of such Preferred Shares). All shareholders of record of Preferred Shares shall be sent written notice of the Company’s election to require conversion of the Preferred Shares and the time of mandatory conversion, on or before the time of the designated mandatory conversion, together with all information necessary to allow the conversion. The conversion contemplated by this section (ii) shall occur on the fifth (5th) trading day after such notice is given.

If, based on the 30-Day VWAP Average, the value of a Preferred Share, on an as-converted basis, represents a return of the Original Issue Price equal to a minimum multiple of the Original Issue Price (“MOIP”) as specified below, the Company shall have the right, but not the obligation, within five (5) trading days thereafter, to notify the holders of the then outstanding Preferred Shares of the Company’s election to automatically convert without any further action by the holder thereof on the tenth (10th) trading day following the achievement of the MOIP, each Preferred Share then outstanding into one (1) Class A Share.

Upon any voluntary notice of optional conversion, each converting Shareholder of record of Preferred Shares in certificated form, and upon receipt of notice of mandatory conversion, each Shareholder of record of Preferred Shares in certificated form, shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Shares converted pursuant to this Section 8(d) will terminate at the time of conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence. As soon as practicable after the time of conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Shares, the Company shall (a) issue and deliver to such holder, or to his, her or its nominees, confirmation of the book entry issuance of, or a certificate or certificates for, the number of full Class A Ordinary Shares issuable on such conversion.

The Company shall at all times when the Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued Class A Ordinary Shares, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares and Class B Ordinary Shares; and if at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares and Class B Ordinary Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Class A Ordinary to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite Shareholder approval of any necessary amendment to the Articles.

Warrants

Pagaya entered into the Assignment, Assumption and Amendment Agreement (the “Assignment, Assumption and Amendment Agreement”) on June 22, 2022 with EJF Acquisition Corp. (“EJFA”) and Continental Stock Transfer & Trust Company (“Continental”), pursuant to which EJFA assigned all of its right, title and interest in the Warrant Agreement, dated as of February 24, 2021 (the “EJFA Warrant Agreement”), between EJFA and Continental, to Pagaya, and Pagaya accepted such assignment and assumed all the liabilities and obligations of EFJA under the EJFA Warrant Agreement (the EJFA Warrant Agreement as assigned, assumed and amended by the Assignment, Assumption and Amendment Agreement, the “Warrant Agreement”). The warrants discussed below (the “warrants”) were issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 15, 2021 (the “Merger Agreement”), by and among Pagaya, EJFA and Rigel Merger Sub Inc., and are governed by the Warrant Agreement.

Public Warrants

Each whole warrant entitles the registered holder to purchase one Class A Ordinary Share, subject to adjustment as discussed below, at any time commencing 30 days after June 22, 2022. Pursuant to the Warrant Agreement, a holder of a public warrant may exercise its warrants only for a whole number of Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a holder. No fractional warrants will be issued and only whole warrants will trade. The public warrants will expire five years after June 22, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pagaya will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Pagaya satisfying its registration obligations. No public warrant will be exercisable and Pagaya will not be obligated to issue a Class A Ordinary Share upon exercise of a public warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless (unless Pagaya permits holders to exercise their public warrants on a “cashless basis” under the circumstances specified in the Warrant Agreement and in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available, but in no event will Pagaya be required to net cash settle any public warrant).

Redemption of Public Warrants for Cash

Pagaya will be able to call the public warrants for redemption for cash:

•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•	if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the consummation of the transactions contemplated by the Merger Agreement) for any 20 trading days within a 30 trading day period ending three business days before Pagaya sends to the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by Pagaya for cash, Pagaya will be able to exercise its redemption right even if Pagaya is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Pagaya will establish the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and Pagaya issues a notice of redemption of the public warrants, each warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the consummation of the transactions contemplated by the Merger Agreement) as well as the $11.50 public warrant exercise price after the redemption notice is issued.

Redemption of public warrants when the per share price of Class A Ordinary Shares equals or exceeds $10.00

Once the public warrants become exercisable, Pagaya may redeem the outstanding public warrants:

•	in whole and not in part;
•	for cash at a price of at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their public warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table included in the Warrant Agreement, based on the redemption date and the “fair market value” of the Class A Ordinary Shares as described in the Warrant Agreement; and
•	if, and only if, the last reported sale price of the Class A Ordinary Shares equals or exceeds $10.00 per share (subject to adjustment in compliance with the terms of the Warrant Agreement) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the public warrants are redeemed or exercised, holders may elect to exercise their public warrants on a cashless basis.

Redemption Procedures and Cashless Exercise

If Pagaya calls the public warrants for redemption as described above under “—Redemption of Public Warrants for Cash,” Pagaya’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” Pagaya’s management will consider, among other factors, Pagaya’s cash position, the number of public warrants that are outstanding and the dilutive effect on Pagaya shareholders of issuing the maximum number of Class A Ordinary Shares issuable upon the exercise of the public warrants. If Pagaya’s management takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the public warrants, multiplied by the excess of the “fair market value” of Class A Ordinary Shares (defined below) over the exercise price of the public warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If Pagaya’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If Pagaya calls its public warrants for redemption and Pagaya’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above.

A holder of a public warrant may notify Pagaya in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the transfer agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.

If the number of outstanding Class A Ordinary Shares is increased by a share capitalization payable in Class A Ordinary Shares, or by a split-up of Pagaya Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding Pagaya Ordinary Shares. A rights offering to holders of Pagaya Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) the quotient of (x) the price per share of Class A Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pagaya, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities into which the public warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the public warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Ordinary Share in respect of such event.

If the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the public warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of Pagaya with or into another corporation (other than a consolidation or merger in which Pagaya is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pagaya as an entirety or substantially as an entirety in connection with which Pagaya is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in public the warrants and in lieu of the Class A Ordinary Shares immediately prior thereto purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holders of the public warrants would have received if such holders had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants. You should review a copy of the EFJA Warrant Agreement and the Assignment, Assumption and Amendment, each of which is filed as an exhibit to the Annual Report on Form 20-F to which this exhibit is attached, for a complete description of the terms and conditions applicable to the public warrants.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the transfer agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Pagaya, for the number of public warrants being exercised. The warrant holders will not have the rights or privileges of holders of Class A Ordinary Shares or any voting rights until they exercise their public warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, Pagaya will, upon exercise, round down to the nearest whole number the number of Class A Ordinary Shares to be issued to the warrant holder.

Pagaya has agreed that, subject to applicable law, any action, proceeding or claim against Pagaya arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the state of New York or the United States District Court for the Southern District of New York, and Pagaya has irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.

Private Placement Warrants

The warrants issued by Pagaya upon exchange of the private placement warrants (the “EJFA private placement warrants”) originally issued to Wilson Boulevard LLC (the “Sponsor”) by EJFA are referred to in this Exhibit as the “private placement warrants”. These private placement warrants (including Class A Ordinary Shares issuable upon exercise of the private placement warrants) are exercisable for cash or on a cashless basis, at the holder’s option and will be non-transferable, non-assignable and non-salable until 30 days after June 22, 2022 (except, among other limited exceptions, to EJFA’s former officers and directors and other persons or entities affiliated with the initial purchasers of the EJFA private placement warrants (the “EJFA initial purchasers”)) and they will not be redeemable by Pagaya so long as they are held by the Sponsor or its permitted transferees. The EJFA initial purchasers, or their permitted transferees, will have the option to exercise these private placement warrants on a cashless basis. Except as described in this section, these private placement warrants will have terms and provisions that are identical to those of the public warrants described above. If these private placement warrants are held by holders other than the initial purchasers or their permitted transferees, they will be redeemable by Pagaya and exercisable by the holders on the same basis as the public warrants described above.

If a holder of a private placement warrant elects to exercise it on a cashless basis, he, she or it would pay the exercise price by surrendering his, her or its warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the private placement warrants, multiplied by the excess of the “fair market value” of the Class A Ordinary Shares (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” means the average closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of private placement warrant exercise is sent to the transfer agent.

The Sponsor has agreed not to transfer (other than pursuant to certain permitted transfers) any of the private placement warrants issuable to the Sponsor as Merger Consideration (as defined in the Merger Agreement) in respect of the EJFA private placement warrants (including Class A Ordinary Shares issuable upon exercise of any of these warrants) for a certain period of time after the consummation of the transactions contemplated by the Merger Agreement, as described in the Pagaya Articles which are filed as an exhibit to this Annual Report on Form 20-F to which this exhibit is attached.

Other provisions

In the event that Pagaya elects to redeem some or all of the warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, or delivered electronically through the facilities of the Depository Trust Company by Pagaya not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the books of the warrant agent.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on Class A Ordinary Shares, proceeds from the sale of the Class A Ordinary Shares or interest or other payments to non-residents of Israel.

Shareholder Meetings

Under Israeli law, Pagaya is required to hold an annual general meeting of its shareholders once every calendar year and no later than fifteen months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Pagaya Articles as special general meetings. The Pagaya Board may call special general meetings of its shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that the Pagaya Board is required to convene a special general meeting of its shareholders upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Pagaya’s issued and outstanding shares and 1% or more of Pagaya’s outstanding voting power or (b) 5% or more of Pagaya’s outstanding voting power.
Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the Pagaya Board include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting, including proposing nominees to the Pagaya Board. The Pagaya Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the Pagaya Board, which as a company listed on an exchange outside Israel may be between 4 and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to the Pagaya Articles;
•	appointment, terms of service and termination of services of auditors;
•	appointment of directors, including external directors (if applicable);
•	approval of certain related party transactions;
•	increases or reductions of authorized share capital;
•	a merger; and
•	the exercise of the Pagaya Board’s powers by a general meeting, if the Pagaya Board is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or other interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Pagaya Articles, shareholders will not be permitted to take action by way of written consent in lieu of a meeting.

Quorum

Pursuant to the Pagaya Articles, the quorum required for Pagaya’s general meetings of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of its shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the Pagaya Board and (ii) at the time of such general meeting Pagaya qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares. Notwithstanding the foregoing, a quorum for a general meeting shall also require the presence in person or by proxy of at least one shareholder holding Class B Ordinary Shares if such shares are outstanding. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any one or more shareholders present in person or by proxy and holding any number of shares shall constitute a quorum, unless a meeting was called pursuant to a request by Pagaya shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “—Shareholder Meetings.”

Vote Requirements

The Pagaya Articles provide that all resolutions of Pagaya shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Pagaya Articles. Under the Companies Law, certain actions require the approval of a special majority, including:

(i)	an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest;

(ii)	the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary); and

(iii)	certain compensation-related matters.

For this purpose, the Companies Law defines “controlling shareholder” to include any shareholder or group of shareholders holding together 25% or more of the company’s voting power, if there is no other shareholder or group of shareholders holding together more than 50% of the company’s voting power.

Under the Pagaya Articles, the alteration of the rights, privileges, preferences or obligations of any class of Pagaya share capital (to the extent there are classes other than Pagaya Ordinary Shares) requires the approval of a simple majority of the class so affected, in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. However, certain changes to the rights of the Class B Ordinary Shares require the approval of 100% of the holders of the outstanding Class B Ordinary Shares; see “—Pagaya Ordinary Shares—Class B Ordinary Shares—Voting Rights and Protective Provisions” above.

Under the Pagaya Articles, the approval of (i) a majority of the total voting power of the shareholders if Class B Ordinary Shares remain outstanding and (ii) if no Class B Ordinary Shares remain outstanding, a supermajority of at least 75% of the total voting power of the shares is generally required to remove any of its directors from office (provided that such approvals cannot shorten the term of an incumbent director who was elected under the staggered board composition), to amend such provision regarding the removal of any of its directors from office, or certain other provisions regarding the board, shareholder proposals, and the size of the Pagaya Board. Other exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting and holding at least 75% of the voting rights represented at the meeting and voting on the resolution. A scheme of arrangement may also require approval by separate class votes.

Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of Pagaya’s general meetings, Pagaya’s shareholder register (including with respect to material shareholders), the Pagaya Articles, Pagaya’s annual financial statements, other documents as provided in the Companies Law, and any document Pagaya is required by law to file publicly with the Israeli Registrar of Companies or the Israel Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in Pagaya’s possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Pagaya may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent, or that the document’s disclosure may otherwise impair its interests.

Anti-Takeover Provisions; Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the issued and outstanding share capital held by offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law, despite the fact (in the case of alternative (b)) that the shareholders who did accept the tender offer did not constitute a majority of the issued and outstanding share capital held by the disinterested offerees. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in violation of the full tender offer rules under the Companies Law will have no rights and will become dormant shares.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a company who intentionally obstructs an existing or foreseeable special tender offer or impairs the chances of its acceptance is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer, without incurring such liability.
If a special tender offer is accepted, then shareholders who did not respond or who had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer, and they will be considered to have accepted the offer from the first day it was made.

In the event that a special tender offer is accepted, the purchaser, any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the company and may not enter into a merger with the company for a period of one year from the date of the offer, unless the purchaser or such controlling or commonly-controlled person or entity undertook to effect such an offer or merger as part of the initial special tender offer. Shares purchased in violation of the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards either merging company’s creditors, with such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding directly or indirectly 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding directly or indirectly the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by such person or entity holding 25% or more of the voting rights or the right to appoint 25% or more of the directors, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of either merging company, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that the merger proposal is filed with the Israeli Registrar of Companies and 30 days have passed from the date that approval of the shareholders of both merging companies is obtained.

Anti-Takeover Measures

Certain provisions in the Pagaya Articles, such as those relating to the dual class structure of the Pagaya Ordinary Shares, to the election of our directors in three classes and to the removal of directors, may have the effect of delaying or making an unsolicited acquisition of Pagaya more difficult. In addition, the Companies Law allows Pagaya to create and issue shares having rights different from those attached to Pagaya Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of March 1, 2023, no preferred shares are authorized under the Pagaya Articles. In the future, if Pagaya authorizes, creates and issues a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent its shareholders from realizing a potential premium over the market value of Pagaya Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to the Pagaya Articles, which requires the prior approval of the holders of a majority of the voting power of Pagaya participating or otherwise represented in the shareholders’ meeting, provided that a quorum is present or otherwise represented at the meeting, and provided further, that in the event that such class of preferred shares shall have the right to more than one vote for each share thereof, such authorization and designation shall also require the affirmative vote of 100% of the outstanding Class B Ordinary Shares, voting as a separate class. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Pagaya Articles, as described above under the paragraphs titled “—Shareholder Meetings,” “—Quorum” and “—Vote Requirements.”

Borrowing Powers

Pursuant to the Companies Law and the Pagaya Articles, the Pagaya Board may exercise all powers and take all actions that are not required under law or under the Pagaya Articles to be exercised or taken by its shareholders, including the power to borrow money for company purposes.

Changes in Capital

The Pagaya Articles enable Pagaya to increase or reduce its share capital, provided that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Ordinary Shares. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by the Pagaya shareholders at a general meeting of shareholders, provided that modification to the rights attached to the Class B Ordinary Shares shall require approval of shareholders holding 100% of the then issued Class B Ordinary Shares. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both the Pagaya Board and an Israeli court.

Exclusive Forum

The Pagaya Articles provide that unless Pagaya consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as set forth in the preceding sentence, the Pagaya Articles also provide that, unless Pagaya consents in writing to the selection of an alternative forum, the competent courts in Tel-Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pagaya, (ii) any action asserting a breach of a fiduciary duty owed by any of Pagaya’s directors, officers or other employees to Pagaya or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Pagaya Articles, the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Pagaya Articles will not relieve Pagaya of its duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and Pagaya shareholders will not be deemed to have waived Pagaya’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Pagaya or its directors, officers or other employees, which may discourage lawsuits against Pagaya, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Pagaya Articles.

Transfer Agent and Warrant Agent

The transfer agent for the Class A Ordinary Shares and the warrant agent for the warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

The Class A Ordinary Shares and public warrants are traded on the Nasdaq Capital Market under the symbols “PGY” and “PGYWW,” respectively.